Exhibit 99.1

EULAV ASSET MANAGEMENT CONSOLIDATED FINANCIAL STATEMENTS APRIL 30, 2014

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INDEPENDENT AUDITORS’ REPORT

To the Trustees of
EULAV Asset Management

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of EULAV Asset Management which comprise the consolidated statement of financial condition as of April 30, 2014, and the related consolidated statements of operations, changes in owners’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EULAV Asset Management as of April 30, 2014, and the consolidated results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ EISNERAMPER LLP

New York, New York
July 1, 2014

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EULAV ASSET MANAGEMENT

Consolidated Statement of Financial Condition
April 30, 2014

ASSETS
Cash and cash equivalents	$6,582,746
Short-term investments - other	2,000,000
Receivable from affiliates	1,622,403
Prepaid expenses and other assets	456,627

Total current assets	10,661,776

Furniture and equipment, net	105,998
Intangible asset - management contracts	49,197,117

$59,964,891

LIABILITIES AND OWNERS’ EQUITY
Accounts payable and accrued liabilities	$1,109,613
Due to owners	2,001,537

Total current liabilities	3,111,150

Deferred rent	46,660

Owners’ equity	56,807,081

$59,964,891

See notes to consolidated financial statements

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EULAV ASSET MANAGEMENT

Consolidated Statement of Operations
For the Year Ended April 30, 2014

Revenues:
Investment management fees	$14,452,392
12b-1 fees	4,630,576
Sub-transfer agency fees	430,417
Dividends, interest and other	15,482

Total revenues	19,528,867

Expenses:
Marketing and distribution	5,706,115
Compensation and benefits	3,016,454
Office and administration	1,413,584
Professional fees	1,020,126

Total expenses	11,156,279

Net income before New York City income taxes	8,372,588
Provision for New York City income taxes	141,251

Net income	$8,231,337

See notes to consolidated financial statements

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EULAV ASSET MANAGEMENT

Consolidated Statement of Changes in Owners’ Equity
For the Year Ended April 30, 2014

	April 30,	Net		April 30,
	2013	Income	Distributions	2014

Non-voting revenue interest and non-voting
profit interest	$56,185,308	$7,499,459	$(7,426,271)	$56,258,496
Class A voting profit interest	340,953	658,690	(466,821)	532,822
Class B voting profit interest	8,445	73,188	(65,870)	15,763

	$56,534,706	$8,231,337	$(7,958,962)	$56,807,081

See notes to consolidated financial statements

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EULAV ASSET MANAGEMENT

Consolidated Statement of Cash Flows
For the Year Ended April 30, 2014

Cash flows from operating activities:
Net income	$8,231,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	40,502
Changes in:
Receivable from affiliates	(186,961)
Prepaid expenses and other assets	(40,626)
Accounts payable and accrued liabilities	169,321
Deferred rent	708

Net cash provided by operating activities	8,214,281

Cash flows from investing activities:
Change in investments, net	(250,000)
Purchase of furniture and equipment, net	(5,147)

Net cash used in investing activities	(255,147)

Cash flows from financing activities:
Distributions	(7,785,145)

Net increase in cash and cash equivalents	173,989
Cash and cash equivalents - April 30, 2013	6,408,757

Cash and cash equivalents - April 30, 2014	$6,582,746

Supplemental disclosure of cash flow information:
Cash paid for New York City income taxes	$145,000

Non-cash financing activities:
Due to owners	$2,001,537

See notes to consolidated financial statements

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EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2014

Note A - Organization and Transactions with Affiliates

EULAV Asset Management (the “Company”), a Delaware statutory trust, with no fixed term, was formed on December 23, 2010 as a result of Value Line, Inc. (“VLI”) completing the restructuring of its asset management and broker-dealer businesses (the “Restructuring Transaction”).  As part of the Restructuring Transaction, EULAV Securities, Inc., a New York corporation and wholly-owned subsidiary of VLI that acted as the distributor of the Value Line mutual funds (“Value Line Funds”), merged into EULAV Securities LLC (“ESLLC”), a Delaware limited liability company.  VLI transferred 100% of its interest in ESLLC to EULAV Asset Management LLC, a wholly-owned subsidiary of VLI that acted as the investment adviser to the Value Line Funds and certain separate accounts.  EULAV Asset Management LLC then converted into the Company, which still acts as the investment adviser to the Value Line Funds.  ESLLC, a wholly-owned subsidiary of the Company, is a broker-dealer registered with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority.  ESLLC claims the exemption from the provisions of SEC Rule 15c3-3 under paragraph (k)(1).

VLI granted the Company the right to use the Value Line name for all existing Value Line Funds and to supply without charge or expense the Value Line proprietary ranking system information for so long as the Company is the investment adviser to the Value Line Funds.

Each of the Value Line Funds has an investment advisory agreement with the Company pursuant to which the Company serves as investment adviser to the Value Line Funds.  The Company receives investment management fees from each of the Value Line Funds managed by the Company.  The Company and certain of the Value Line Funds have agreed that the Company would waive a portion of the fund’s respective advisory fees.  The fees received by the Company from the Value Line Funds are net of any contractual fee waivers as described in Note D.

Each of the Value Line Funds has a distribution agreement with the Company’s wholly owned subsidiary ESLLC pursuant to which ESLLC acts as principal underwriter and distributor of the Value Line Funds for the sale and distribution of their shares.  ESLLC is eligible to receive service and distribution fees under Rule 12b-1 of the Investment Company Act of 1940 from the Value Line Funds managed by the Company.  ESLLC and certain of the Value Line Funds have agreed to waive all or a portion of the fund’s respective Rule 12b-1 fees.  The fees received by the ESLLC from the Value Line Funds are net of any contractual fee waivers as described in Note D.

The Company receives sub-transfer agency fees from certain of the Value Line Funds to compensate financial intermediaries that provide sub-transfer agency and related services to investors that hold their fund shares in omnibus accounts maintained by the financial intermediaries with the Value Line Funds (see Note B[4]).

Note B - Summary of Significant Accounting Policies

[1]	Use of estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

[2]	Cash and cash equivalents:

The Company considers all cash held at banks and in money market mutual funds to be cash and cash equivalents.  As of April 30, 2014, cash and cash equivalents included $378,048 and $113,842 invested in the Daily Income Fund - U.S. Government Portfolio and General Treasury Securities Money Market Fund, respectively.  The Company maintains cash balances in a financial institution which, at times, may exceed federally insured limits.  In the event of a financial institution’s insolvency, recovery of cash may be limited.  The Company does not consider itself at risk with respect to its cash balances.

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EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2014

Note B - Summary of Significant Accounting Policies  (continued)

[3]	Consolidation:

The consolidated financial statements include the accounts of the Company and ESLLC after elimination of inter-company balances and transactions.

[4]	Revenues:

Investment management fees consist of management fees from the Value Line Funds.  Investment management fees for the Value Line Funds are earned on a monthly basis as services are performed and the fees, which generally range from 0.40% to 0.75%, are calculated based on average daily net assets of the Value Line Funds in accordance with each fund’s advisory agreement.

The management fees and average daily net assets for the Value Line Funds are calculated by State Street Bank, which serves as the fund accountant, fund administrator and custodian of the Value Line Funds.  Shareholder servicing for the Value Line Funds is performed by BFDS, an affiliate of State Street Bank.  The Value Line Funds are open-end management companies registered under the Investment Company Act of 1940.

Service and distribution fees are received from the Value Line Funds in accordance with service and distribution plans under Rule 12b-1 of the Investment Company Act of 1940.  The plans are compensation plans, which means that ESLLC’s fees under the plans are payable without regard to actual expenses incurred by ESLLC.  ESLLC may earn a profit under the plan. Service and distribution fees are received on a monthly basis and calculated by State Street Bank based on the average daily net assets of each of the Value Line Funds in accordance with each fund’s prospectus.  Expenses incurred by ESLLC include payments to securities dealers, banks, financial institutions and other organizations that provide distribution, marketing, and administrative services with respect to the distribution of the Value Line Funds’ shares.

Sub-transfer agency fees are received from the Value Line Funds in accordance with the sub-transfer agency plan approved by the Board of the Value Line Funds.  The sub-transfer agency fee, which may be paid directly to the financial intermediary or indirectly via ESLLC, is equal to the lower of (i) the aggregate amount of additional transfer agency fees and expenses that the Value Line Funds would otherwise pay to the Value Line Funds’ transfer agent, if each subaccount in the omnibus account maintained by the financial intermediary with the fund were a direct account with the fund and (ii) the amount by which the fees charged by the financial intermediary for including the fund on its platform and providing shareholder, sub-transfer agency and related services exceed the amount paid under the fund’s plan with respect to fund assets attributable to shares held by the financial intermediary in the omnibus account. In addition, the amount of sub-transfer agency fees payable by the Value Line Funds to all financial intermediaries in the aggregate is subject to a maximum cap of 0.05% of the fund’s average daily net assets. If the sub-transfer agency fee is paid to financial intermediaries indirectly via ESLLC, ESLLC does not retain any amount thereof and such fee otherwise reduces the amount that ESLLC is contractually obligated to pay to the financial intermediary.

[5]	Income taxes:

The Company, as a trust, has elected to be taxed as a pass-through entity similar to a partnership for federal and state income tax purposes and, accordingly, is not subject to federal and state income taxes.  The Company is subject to New York City unincorporated business tax.

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EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2014

Note B - Summary of Significant Accounting Policies  (continued)

[5]	Income taxes: (continued)

The Company may recognize tax benefits from any uncertain positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The Company’s policy is to recognize interest and penalties in general and administration expense.  The Company has not recognized in these consolidated financial statements any interest or penalties related to income taxes, and has no material unrecognized tax benefits.  The Company is subject to U.S. federal, state and local tax examinations by tax authorities since inception.  There are currently no income tax returns under examination.

Tax laws are complex and subject to different interpretations by the taxpayer and taxing authorities.  Significant judgment is required when evaluating tax provisions and related uncertainties.  Future events such as changes in tax legislation could require a provision for income taxes.  Any such changes could significantly affect the amounts reported in the consolidated statement of operations.

[6]	Investments - other:

Certificates of deposit with original maturities of 90 days or less are considered cash and cash equivalents.  Certificates of deposit with original maturities greater than three months and remaining maturities less than one year are classified as short-term investments - other.  Certificates of deposit with original maturities greater than three months and remaining maturities greater than one year are classified as long-term investments - other.

[7]	Intangible assets:

The value of the intangible asset received as part of the Restructuring Transaction was derived primarily from revenue streams to be earned from management contracts contributed and from the right to use the Value Line name for all existing Value Line Funds and access the Value Line Proprietary Ranking information.  This intangible asset was valued at approximately $49,197,000, which is not deductible for tax purposes, has an indefinite useful life, and is not being amortized.  VLI utilized the services of a third party valuation firm (the “Valuator”) to assist in the determination of the fair value of the intangible asset at the time of the Restructuring Transaction.

The Valuator employed several analytical methodologies which were used by the Company to assist in its determination of the fair value of the intangible asset.  These methodologies included two market approach methods which referenced actual transactions in the equity of similar enterprises that are traded in private and public markets and one income approach method utilizing discounted cash flows to determine the present value of the future earning capacity that is available to investors in the entity.  The Company assesses the recoverability of its intangible asset by determining whether the carrying amount can be recovered through discounted forecasted cash flows if events or changes in circumstances indicate that the asset may be impaired.  If discounted forecasted cash flows indicate that the carrying amount will not be recovered, an adjustment will be made to reduce such amounts to fair value based on forecasted future cash discounted at a rate commensurate with the risk associated with achieving such cash flows.  Future cash flows are based on trends of historical performance and the Company’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.  The Company has elected to perform its annual analysis at April 30, its fiscal year-end.  No indicators of impairment were identified during the year ended April 30, 2014.

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EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2014

Note C - Owners’ Equity

Class A and Class B interest holders are Trustees and holders of the voting profits interests of the Company, and Value Line, Inc. (“VLI”) owns the non-voting revenue interests and the non-voting profits interests of the Company.

Collectively, the voting profits interests receive 50% of the residual profit of the business, in which the share of Class A voting profits interest is 45% and Class B voting profits interest is 5%, subject to temporary adjustments in certain circumstances, as defined in the Trust agreement.  VLI retains a nonvoting profits interest representing 50% of residual profits, subject to temporary adjustments in certain circumstances and has no power to vote for the election, removal or replacement of the Trustees of the Company. VLI also has an interest in non-distribution revenues of the business ranging from 41% at non-distribution fee revenue levels of $9 million or less to 55% at such revenue levels of $35 million or more.  The Company will make distributions to the owners and holders of the revenue interests no later than the tenth day after each respective quarter end, as defined in the Trust agreement.

Note D - Related Party Transactions

The management fees, as described in Note A, are received from related parties and are reflected within receivable from affiliates on the consolidated statement of financial condition.  For the year ended April 30, 2014, total management fee waivers were approximately $89,000.

The 12b-1 fees, as described in Note A, are received from related parties.  For the year ended April 30, 2014, total service and distributions fee waivers were approximately $1,683,000.

Note E - Furniture and Equipment

Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of five to seven years.

Furniture and equipment, net, consist of the following:

Furniture and equipment	$215,017
Less accumulated depreciation	(109,019)

$105,998

Note F - Regulatory Requirements

For regulatory purposes, ESLLC is subject to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital of $100,000 or one-fifteenth of aggregate indebtedness, if greater.  At April 30, 2014, ESLLC’s net capital, as defined, of approximately $668,000 exceeded required net capital by approximately $568,000 and the ratio of aggregate indebtedness to net capital was 1.29 to 1.

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EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2014

Note G - Employees’ Profit Sharing and Savings Plan

The employees of the Company are eligible to be members of the Company’s 401(k) Plan and Profit Sharing Plan. In general, for the year ended April 30, 2014, the Company matched 50% of the first 6% of each eligible employee’s salary for the 401(k) Plan and may at its discretion contribute to the Profit Sharing Plan.  For the year ended April 30, 2014, the Company made $83,973 in matching contributions to the 401(k) Plan and its Profit Sharing Plan.  This amount was included in compensation and benefits on the consolidated statement of operations.

Note H - Co-Employee Agreement

The Company has a client service agreement with ADP TotalSource as Co-employer (as defined in the client service agreement).  ADP TotalSource is an unrelated entity.  The Company’s employees are on the Co-employer’s payroll and withholding system which is responsible for providing the payroll and tax withholding payments and reports for the Company’s employees.  In exchange, the Co-employer receives an administrative fee.

Note I - Commitment

Minimum future rental commitment under a non-cancellable operating lease expiring May 2016 is as follows:

Year Ending
April 30,	Office

2015	$294,592
2016	294,592
2017	24,549

$613,733

Rent expense charged to operations for the year ended April 30, 2014 totaled $279,975, which was included in office and administration on the consolidated statement of operations.

Note J - Subsequent Events

Management has evaluated all subsequent transactions and events through July 1, 2014, the date on which these consolidated financial statements were available to be issued.

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